State of Delaware
Secretary of State
Division of Corporations
Delivered 12:39 PM 10/23/2025
FILED 12:39 PM 10/23/2025
SR 20254352099 - File Number 5925021

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF HeartCore Enterprises, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, HeartCore Enterprises, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Amendment to Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (this "Certificate of Amendment") and DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is HeartCore Enterprises, Inc.

SECOND: The Corporation's Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 30, 2025.

THIRD: There are 2,000 shares of the Series A Convertible Preferred Stock issued and outstanding as of the date hereof. The approval of the sole holder of all of the issued and outstanding shares of Series A Convertible Preferred Stock has been received with respect to the amendment of the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock as set forth herein.

FOURTH: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 200,000,000 shares of common stock, $0.0001 par value per share and 20,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation law.

FIFTH: By unanimous written consent of the Board of Directors of the Corporation dated October 22, 2025, and written consent of the sole holder of the Series A Convertible Preferred Stock dated October 22, 2025, and acting in accordance with the provision of Sections 141, 228 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation and the sole holder of the Series A Convertible Preferred Stock, each adopted resolutions to amend the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"), as follows:

> The number "2,000" in Section 2 of the Certificate of Designations is hereby amended to be "4,000".

IN WITNESS WHEREOF, HeartCore Enterprises, Inc. has caused this Certificate of Amendment to Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock to be signed by a duly authorized officer on this 22nd day of October, 2025.

HeartCore Enterprises, Inc.

署名者:
Sumitaka Yamamoto
By: ___ 87B8E2A0909A4C2... ___
Name: Sumitaka Kanno
Title: Chief Executive Officer